Exhibit 99.1
VICOR TECHNOLOGIES, INC.
(“Company” or “Vicor”)
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
OF THE
BOARD OF DIRECTORS
CHARTER
May 13, 2011
PURPOSE
     The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to ensure that the Board is properly constituted and to assist the Board in meeting its fiduciary obligations to the Company and its shareholders and follow appropriate public company governance standards, by (1) developing the Board’s criteria for selecting new directors, (2) identifying individuals qualified to serve on the Board in accordance with the criteria developed, (3) selecting, or recommending that the Board select, the director nominees for each annual meeting of stockholders, (4) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing their implementation, (5) monitoring and recommending the functions of the various committees of the Board and their composition, and (6) overseeing the evaluation of the Board and management.
MEMBERSHIP
     The Committee shall consist of at least three members, one of whom shall serve as Chairman. The members of the Committee shall be appointed and may be removed by the Board. The Committee shall be composed entirely of independent directors, as such term is defined by the NASDAQ Stock Market and other applicable law or regulation. Should any member of the Committee cease to be an independent director, such member shall immediately resign his or her membership on the Committee.
RESPONSIBILITIES AND AUTHORITY
     The Committee shall meet at least twice each year. Additional meetings may be called by the Chairman of the Committee as needed. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Minutes are recorded by the Secretary to the Committee. Approval of any matter by a majority of the members present at a meeting at which a quorum is present shall constitute approval of that matter by the Committee. The Committee may also act by unanimous written consent without a meeting. The Committee may form and delegate authority to subcommittees when appropriate.

     The Committee may invite members of management or other persons to each meeting, or a part thereof, or may meet in executive session without others present, as the Committee may determine in its discretion. The Committee shall have the authority to obtain advice and seek assistance in carrying out its purposes from the Company’s or independent legal counsel and other advisors as it determines is necessary or appropriate to carry out its purposes under this Charter.

The Committee shall:
(1)	Recommend the number of directors to be elected to the Board, and ensure that a majority of the Board consists of independent directors.
(2)	Solicit recommendations for candidates to be considered by the Committee as potential nominees for election as directors to the Board or for appointment to fill any vacancy on the Board.
(3)	Have the sole authority to retain and terminate any search firm to be used to identify and assist in recruiting director candidates, and have the sole authority to approve the search firm’s fees and other retention terms.
(4)	To the extent the Committee determines in its discretion, develop and review information about, and perform background checks and conduct interviews of, such candidates, as well as candidates for directors that may be proposed by stockholders, who meet the Board’s criteria for selecting new directors.
(5)	Make recommendations to the Board regarding such candidates.
(6)	Make recommendations to the Board on committee structure and composition, and the appointment and removal of the chairman and each member of each committee.
(7)	Periodically review with the Chairman and Chief Executive Officer the succession plans relating to positions held by executive officers of the Company.
(8)	In the event of a vacancy in the office of the Chairman and Chief Executive Officer of the Company, recommend a successor to the full Board, and consider whether to recommend that one person should serve as both the Chairman and the Chief Executive Officer of the Company.
(9)	Monitor ongoing developments, including legislative and regulatory initiatives, pertaining to corporate governance principles which may be applicable to the Company.
(10)	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws, regulations and NASDAQ Stock Market requirements and review and recommend any revisions to the Company’s Code of Conduct in connection therewith on an annual basis, or more frequently if appropriate.
(11)	Review and recommend to the Board the adoption and revision of corporate governance principles applicable to the Company, and periodically monitor the implementation of same.
(12)	Advise the Board with regard to the Company’s policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between the Company and any member of the Board or any executive officer, or any transaction otherwise required to be reported pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Act of 1934.
(13)	Review the outside activities of members of the Board and the Company’s executive officers to the extent necessary to ensure that such activities do not unreasonably interfere with the fulfillment of their duties and obligations to the Company.
(14)	Review and recommend to the Board any changes in remuneration paid to independent members of the Board in connection with service on the Board or on its Committee.
(15)	Regularly report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.
(16)	Conduct an annual performance evaluation of the Committee.
(17)	Review and reassess the adequacy of this Charter annually, or more frequently if appropriate, and recommend any proposed changes to the Board for approval.
(18)	Undertake any other matter specifically delegated to the Committee from time to time by the Board and perform any other activities consistent with this Charter, the Company’s Bylaws and applicable law and rules and regulations as the Committee or the Board deems appropriate.